Exhibit 6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13D relating to the Class A common stock, par value $0.0001 per share, of Clover Health Investments, Corp., a Delaware corporation. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of January, 2022.

SCH SPONSOR III LLC

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

ChaChaCha SPAC C LLC

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Manager

Chamath Palihapitiya

/s/ Chamath Palihapitiya

Ian Osborne

/s/ Ian Osborne